Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39531, 333-39533, 333-49371, 333-61897, 333-80967, 333-46228, 333-56146, 333-108033, 333-119472, 333-137483, 333-144957, 333-153801, 333-160247, 333-175609, 333-185587, 333-192412, 333-196841, 333-218875 and 333-239583 on Form S-8 and Registration Statement Nos. 333-172662, 333-227404 and 333-274741 on Form S-3 of our reports dated March 18, 2026, relating to the financial statements of Best Buy Co., Inc. and the effectiveness of Best Buy Co., Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended January 31, 2026.

/s/ Deloitte and Touche LLP

Minneapolis, Minnesota
March 18, 2026